Exhibit 99.1

Bristol-Myers Squibb Reports Excellent First Quarter Financial Results;

Delivers on Two Significant Strategic Initiatives

•	Key Franchises and Products Drive Solid Top-Line Growth

•	Financial Results Supported by Continued Cost Management Improvements

•	Company Delivers on Key Strategic Initiatives

•	Extends Long-Standing Collaboration for ABILIFY

•	Executes Successful IPO of Mead Johnson Nutrition Company

•	Confirms 2009 GAAP EPS Guidance Range of $1.58 to $1.73; Non-GAAP EPS Guidance Range of $1.85 to $2.00

(NEW YORK, April 28, 2009) – Bristol-Myers Squibb Company (NYSE: BMY) today announced first quarter results which included excellent financial performance and successful execution of two key strategic initiatives. The company also reaffirmed guidance for the year.

“Our operating performance was excellent at both the top and bottom lines,” said James M. Cornelius, chairman and chief executive officer. “We made outstanding strategic progress, taking decisive actions that shift our focus toward future growth as a BioPharma leader. The collaboration agreement we signed with Otsuka gives us improved financial stability in the upcoming years, mitigating some of the volatility we would have otherwise experienced leading up to 2014. We also completed two more transactions that advanced our String of Pearls strategy — expanding our pipelines in virology and cardiology — all while maintaining a strong balance sheet and carefully managing costs. Clearly, we are delivering on our commitments to become a stronger, leaner and more effective enterprise.”

	First Quarter
$ amounts in millions, except per share amounts	2009	2008	Change
Net Sales	$5,015	$4,891	3%
GAAP EPS — Diluted	0.32	0.33	(3)%
GAAP EPS From Continuing Operations — Diluted	0.32	0.32	—
Non-GAAP EPS From Continuing Operations — Diluted	0.48	0.39	23%

STRATEGIC UPDATE

On April 6, 2009, the company announced an agreement with Otsuka Pharmaceutical, Ltd. to extend the U.S. portion of the companies’ long-standing agreement for the development and commercialization of ABILIFY® from the currently scheduled end date of November 2012 until the expected loss of exclusivity in April 2015. In addition, the companies will collaborate on two Bristol-Myers Squibb oncology medicines — SPRYCEL® and IXEMPRA®.

The extension of the collaboration is one of the most important actions the company has taken to further build its 2013 and 2014 earnings base and address the expected loss of patent exclusivity on PLAVIX® and AVAPRO®. The collaboration allows Bristol-Myers Squibb to refocus its energies toward longer-term growth goals for 2014 and beyond, improves the company’s overall financial stability while maintaining financial flexibility for the future, and provides an expected bridge to the company’s new neuroscience products.

In February 2009, Mead Johnson Nutrition Company (NYSE: MJN) executed a successful IPO. Bristol-Myers Squibb retains 83% ownership of Mead Johnson, providing the company with financial diversification while enhancing management focus on the BioPharma business.

Since Bristol-Myers Squibb introduced its BioPharma strategy in December 2007, it has delivered on its commitments to transform the company. The company stated it would consider strategic options for its healthcare businesses and has subsequently acted decisively, successfully managing its transition into a next-generation BioPharma company.

FIRST QUARTER FINANCIAL RESULTS

•

Bristol-Myers Squibb posted first quarter 2009 net sales from continuing operations of $5.0 billion, an increase of 3%, or 8% excluding foreign exchange impact, compared to the same period in 2008. BioPharmaceuticals net sales totaled $4.3 billion and sales from Mead Johnson Nutrition Company totaled $693 million in the first quarter of 2009, representing an increase of 3% and a decrease of 1%, respectively, compared to 2008.

•

U.S. BioPharmaceuticals net sales increased 13% to $2.8 billion in the first quarter of 2009 compared to the same period in 2008. International BioPharmaceuticals net sales decreased 11%, or increased 2% excluding foreign exchange impact, to $1.5 billion.

•

Gross profit improved to 71.8% of net sales in the first quarter 2009 compared to 67.9% in 2008. The improvement was driven by higher manufacturing rationalization charges in 2008, favorable foreign exchange impact, cost improvements, favorable product mix and price increases.

•	Marketing, selling and administrative expenses decreased by 6%, or 1% excluding foreign exchange impact, to $1.1 billion in the first quarter of 2009 compared to the same period in 2008.

•	Advertising and product promotion spending increased by 2%, or 6% excluding foreign exchange impact, to $324 million in the first quarter of 2009, compared to the same period in 2008.

•

Research and development expenses increased by 18%, or 21% excluding foreign exchange impact, to $923 million in the first quarter of 2009 compared to the same period in 2008. The increase is primarily due to upfront payments related to the ZymoGenetics and Nissan Chemical Industries collaborations announced in the first quarter.

•

The effective tax rate on earnings from continuing operations before income taxes was 33.5% for the first quarter of 2009 and included additional taxes related to the transfer of various international units of the company to Mead Johnson prior to its IPO.

•

The company reported first quarter net earnings from continuing operations attributable to the shareholders of $638 million or $0.32 per diluted share, compared to $647 million or $0.32 per diluted share for the same period in 2008.

•

The company reported first quarter non-GAAP net earnings from continuing operations attributable to shareholders of $958 million or $0.48 per diluted share, compared to $788 million or $0.39 per diluted share for the same period in 2008. An overview of specified items is discussed under “Use of Non-GAAP Financial Information.”

FIRST QUARTER PRODUCT AND PIPELINE UPDATE

•

Bristol-Myers Squibb’s sales growth in the first quarter was led by key drivers including strong sales increases for ABILIFY® across all indications and steady growth for PLAVIX® in the U.S. First quarter sales of ORENCIA® and SPRYCEL® grew 43% and 33%, respectively, on a global basis compared to the same period in 2008. The company’s virology portfolio, led by REYATAZ® for HIV and BARACLUDE® for hepatitis B also demonstrated consistent growth. ERBITUX® sales were down 12% compared to the first quarter 2008.

•

The company and AstraZeneca announced that the U.S. Food and Drug Administration’s (FDA) Endocrinologic and Metabolic Drugs Advisory Committee determined by a vote of 10 to 2 that data supporting the new drug application (NDA) for ONGLYZA™ (saxagliptin) for the treatment of adults with type 2 diabetes were sufficient to rule out unacceptable cardiovascular risk relative to comparators in the program. The Committee also unanimously recommended that the companies perform a post-marketing trial to confirm the cardiovascular profile of ONGLYZA™. The companies announced on April 23 that the Prescription Drug User Fee Act (PDUFA) date has been extended from April 30, 2009 to July 30, 2009.

•

The company and sanofi-aventis announced findings from the ACTIVE A trial which demonstrated that, for patients with atrial fibrillation who were at increased risk for stroke and could not take an oral anticoagulant medication, taking PLAVIX® in addition to aspirin significantly reduced major vascular events by 11% over aspirin alone. The greatest benefit was in the reduction of stroke, by 28%, which is the primary goal of physicians treating patients with atrial fibrillation. As expected, compared to aspirin alone, taking PLAVIX® in addition to aspirin significantly increased the rate of major bleeding.

•	The company and Pfizer initiated the Phase III clinical development program for apixaban for the treatment of acute coronary syndrome.

•

Findings published in Diabetes Care from a 12-week, Phase IIb dose-ranging study showed that dapagliflozin, a novel, selective, sodium glucose co-transporter2 (SGLT2) inhibitor, produced clinically meaningful reductions across all key glycemic measures studied in treatment-naïve type 2 diabetes patients, compared to placebo. Bristol-Myers Squibb and AstraZeneca are co-developing dapagliflozin.

•	The company withdrew its European marketing authorization application for IXEMPRA®, which was submitted to the European Medicines Agency in September 2007.

•

The company and its marketing partner Eli Lilly and Company received a complete response letter from the FDA for the first-line squamous cell carcinoma of the head and neck supplemental Biologics License Application (sBLA) for ERBITUX®. The companies are working with the FDA to confirm pharmacokinetic comparability between the ERBITUX® supply used in the head and neck sBLA and ERBITUX® currently marketed in the U.S.

•	The company submitted a supplemental NDA for ABILIFY® to the FDA for treatment of irritability associated with autistic disorder in pediatric patients aged 6 to 17 and the FDA has accepted the filing.

BUSINESS DEVELOPMENT UPDATE

•

In March, Bristol-Myers Squibb entered into a global collaboration with Nissan Chemical Industries, Ltd. and Teijin Pharma Limited for the development and commercialization of NTC-801, a selective inhibitor of the acetylcholine-activated potassium ion channel, currently in Phase I development in Japan, for the maintenance of normal sinus rhythm in patients with atrial fibrillation.

•

In January, the company announced a global collaboration with ZymoGenetics, Inc. on its PEG-Interferon lambda, a novel type 3 interferon currently in Phase Ib development for the treatment of Hepatitis C.

2009 GUIDANCE

Bristol-Myers Squibb has reaffirmed the 2009 GAAP EPS guidance of $1.58 to $1.73 and non-GAAP EPS guidance of $1.85 to $2.00. Key non-GAAP guidance assumptions include low single-digit revenue growth (mid-to-high single digit growth excluding foreign exchange); slight improvement in gross margins; advertising and promotion increase in the low-to-mid single-digit range; marketing, sales and administrative expense decrease in the low-to-mid single digits; research and development expense growth in the mid single-digit range; and an effective tax rate of approximately 24%.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations attributable to the company to grow at a minimum 15 percent compounded annual growth rate, from the 2007 base through 2010 without rebasing for the sale of the ConvaTec business, excluding costs associated with productivity transformation initiatives and other specified items that have not yet been identified and quantified.

The non-GAAP 2009 guidance and the three-year compound annual growth rate exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for licensing arrangements; payments for in-process research and development; debt retirement costs; impairments to investments; and significant tax events.

The financial guidance for 2009 and the three-year compound annual growth rate exclude the impact of any potential strategic acquisitions and divestitures and further assume that the company and its partner, sanofi-aventis, maintain U.S. exclusivity for the PLAVIX® patent through at least 2010.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative and the initial public offering of Mead Johnson Nutrition Company; gains or losses from the sale of businesses and product lines; discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; payments for in-process research and development; impairments to investments; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors (including whether uncertainties in or further deterioration of the credit and capital markets will lead to future impairments to the company’s investment portfolio), competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appealing of the Circuit court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its Productivity Transformation Initiative, the expiration of patents or data protection on certain products (including the expiration of data protection for PLAVIX® in the European Union), and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.

There will be a conference call on April 28, 2009 at 11 a.m. (ET) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing 913-312-1270, confirmation code 6583248. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Brian Henry, 609-252-3337, Communications, Tracy Furey, 609-252-3208, Communications, John Elicker, 609-252-4611, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited, dollars in millions)

	Three Months Ended March 31
	2009	2008
BioPharmaceuticals	$4,322	$4,188

Mead Johnson	693	703

Net Sales	$5,015	$4,891

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three months ended March 31, 2009 compared to the three months ended March 31, 2008. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
	2009	2008	% Change	2009	2008	% Change	Prescriptions vs. 2008
Three Months Ended March 31,

BioPharmaceuticals
Cardiovascular
Plavix	$1,435	$1,308	10%	$1,296	$1,139	14%	4%
Avapro/Avalide	302	305	(1)%	173	174	(1)%	(9)%
Virology
Reyataz	322	297	8%	176	160	10%	7%
Sustiva Franchise (total revenue)	292	273	7%	190	175	9%	9%
Baraclude	152	108	41%	36	29	24%	19%
Oncology
Erbitux	164	187	(12)%	162	185	(12)%	N/A
Sprycel	88	66	33%	30	20	50%	20%
Ixempra	24	25	(4)%	22	25	(12)%	N/A
Affective (Psychiatric) Disorders
Abilify	589	454	30%	481	348	38%	31%
Immunoscience
Orencia	124	87	43%	99	73	36%	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited, amounts in millions except per share data)

	Three Months Ended March 31,
EARNINGS	2009	2008

Net Sales	$5,015	$4,891

Cost of products sold	1,413	1,570
Marketing, selling and administrative	1,064	1,134
Advertising and product promotion	324	319
Research and development	923	782
Provision for restructuring, net	27	11
Litigation expense, net	104	—
Equity in net income of affiliates	(146)	(164)
Other (income)/expense, net	(78)	32

Total Expenses, net	3,631	3,684

Earnings from Continuing Operations Before Income Taxes	1,384	1,207
Provision for income taxes	463	330

Net Earnings from Continuing Operations	921	877

Discontinued Operations:
Earnings, net of taxes	—	57
Loss on Disposal, net of taxes	—	(43)

Net Earnings from Discontinued Operations	—	14

Net Earnings	921	891
Net Earnings Attributable to Noncontrolling Interest	283	230

Net Earnings Attributable to Shareholders	$638	$661

Earnings from Continuing Operations Attributable to Shareholders per Common Share:
Basic	$0.32	$0.32
Diluted	$0.32	$0.32

Earnings Attributable to Shareholders per Common Share:
Basic	$0.32	$0.33
Diluted	$0.32	$0.33

Average Common Shares Outstanding:
Basic	1,978	1,975
Diluted	1,983	2,008

Interest expense	$52	$73
Interest income	(13)	(43)
ARS impairment charge	—	25
Foreign exchange transaction (gains)/losses	(13)	19
Gain on sale of product lines, businesses and assets	(44)	(9)
Other, net	(60)	(33)

Other (income)/ expense, net	$(78)	$32

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited, dollars in millions)

Three months ended March 31, 2009

Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:

Downsizing and streamlining of worldwide operations	$—	$—	$—	$23	$—	$—	$23

Accelerated depreciation, asset impairment and other shutdown costs	26	—	—	3	—	—	29

Process standardization implementation costs	—	20	—	—	—	—	20

Termination of leased contracts	—	—	—	1	—	—	1

Gain on sale of product lines, businesses and assets	—	—	—	—	—	(44)	(44)

Total PTI	26	20	—	27	—	(44)	29

Other:
Litigation charges	—	—	—	—	104	(10)	94
Mead Johnson separation costs	—	17	—	—	—	—	17
Upfront payments	—	—	145	—	—	—	145
Product liability	8	—	—	—	—	(5)	3

Total	$34	$37	$145	$27	$104	$(59)	288

Income taxes on items above							(98)

Income tax attributable to Mead Johnson separation							130

Decrease to Net Earnings							$320

Three months ended March 31, 2008

Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$11	$—	$11
Accelerated depreciation and other shutdown costs	96	—	—	—	—	96
Process standardization implementation costs	—	15	—	—	—	15
Gain on sale and leaseback of properties	—	—	—	—	(9)	(9)

Total PTI	96	15	—	11	(9)	113
Other:
Product liability	—	—	—	—	16	16
Milestone payments	—	—	20	—	—	20
ARS Impairment charges	—	—	—	—	25	25

Total	$96	$15	$20	$11	$32	174

Income taxes on items above						(33)

Decrease to Net Earnings						$141

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited, amounts in millions except per share data)

	GAAP	Q1 2009 Specified Items*	Non GAAP	GAAP	Q1 2008 Specified Items*	Non GAAP
Net Sales	$5,015		$5,015	$4,891		$4,891
Cost of Products Sold	1,413	(34)	1,379	1,570	(96)	1,474

Gross Profit	3,602	34	3,636	3,321	96	3,417
Gross Margin as a % of Sales	71.8%	0.7%	72.5%	67.9%	2.0%	69.9%

Marketing Selling and Admin	1,064	(37)	1,027	1,134	(15)	1,119
Advertising and Product Promotion	324	—	324	319	—	319

Total SGA	1,388	(37)	1,351	1,453	(15)	1,438
SG&A as a % of Sales	27.7%	(0.8)%	26.9%	29.7%	(0.3)%	29.4%

R&D	923	(145)	778	782	(20)	762
R&D as a % of Sales	18.4%	(2.9)%	15.5%	16.0%	(0.4)%	15.6%

Provision for restructuring, net	27	(27)	—	11	(11)	—
Litigation expense, net	104	(104)	—	—	—	—
Equity in net income of affiliates	(146)	—	(146)	(164)	—	(164)
Other (income)/expense, net	(78)	59	(19)	32	(32)	—

Earnings from Continuing Operations Before Income Taxes	$1,384	288	$1,672	$1,207	174	$1,381

Provision for income taxes	463	(32)	431	330	33	363

Net Earnings - Continuing Operations	921	320	1,241	877	141	1,018

Net Earnings – Discontinued Ops	—	—	—	14	—	14

Net Earnings	921	320	1,241	891	141	1,032
Net Earnings Attributable to Noncontrolling Interest	283		283	230		230

Net Earnings Attributable to Shareholders	$638	320	$958	$661	141	$802

Net Earnings from Continuing Operations Attributable to Shareholders	638	320	958	647	141	788
Contingently convertible debt interest expense and dividends attributable to unvested shares	(2)		(2)	6		6

Net Earnings used for Diluted EPS Calc - Continuing Operations-Attributable to Shareholders	$636	320	$956	$653	141	$794

Avg Shares (Diluted)	1,983		1,983	2,008		2,008

Diluted EPS - Continuing Operations Attributable to Shareholders	$0.32	0.16	$0.48	$0.32	0.07	$0.39

Net Earnings from Continuing Operations Attributable to Shareholders as a % of sales	12.7%	6.4%	19.1%	13.2%	2.9%	16.1%
Net Earnings Attributable to Shareholders as a % of sales	12.7%	6.4%	19.1%	13.5%	2.9%	16.4%

Effective Tax Rate	33.5%	(7.7)%	25.8%	27.3%	(1.0)%	26.3%

*	Please refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET DEBT CALCULATION

AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

(Unaudited, dollars in millions)

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$7,832	$7,976
Marketable securities-current	1,088	289
Short-term borrowings	(156)	(154)
Long-term debt	(6,492)	(6,585)

Net cash	$2,272	$1,526